Artisan Partners Asset Management Inc. Reports 4Q19 and Year Ended December 31, 2019 Results and Quarterly and Special Annual Dividend
Milwaukee, WI – February 4, 2020 – Artisan Partners Asset Management Inc. (NYSE: APAM) today reported its results for the quarter and year ended December 31, 2019, and declared a quarterly and special annual dividend.
CEO and Chairman Eric Colson said, “The end of a decade is a good opportunity to step away from the short term and assess broader, more meaningful time periods. Over the last ten years, asset allocation decisions have evolved, driving demand, simultaneously, for low-cost indexing on one end of the spectrum and private asset classes on the other. While the bifurcating demand created some headwinds for our firm, it also created significant opportunity for our high value-added approach. We capitalized by adding investment degrees of freedom across our firm and growing and diversifying our autonomous sources of alpha. Our approach resulted in significant wealth creation for our clients and the expansion of our business globally and deeper into wealth markets.

“During the decade, our investment strategies generated approximately $81.9 billion of investment returns for our clients, including approximately $13.3 billion of returns in excess of benchmark indices. As a result, our AUM grew from $46.8 billion to $121.0 billion, and our revenues grew by more than 150% to $799 million last year.

“Since 2010, our First Generation strategies (with inception dates from 1995 to 2002) generated approximately $56.0 billion of investment returns for clients, including $8.8 billion of returns in excess of benchmarks. Our Second Generation strategies (launched between 2005 and 2013) grew from $1.9 billion in AUM to $44.0 billion, including over $19.0 billion in net inflows. And, since 2014, we have launched and grown our Third Generation strategies to more than $12.0 billion in AUM at an average effective fee rate of 84 basis points.

“Today, we have nine investment franchises with outstanding leadership, strong track records and capacity for growth. Recent investment performance has been strong, with 12 of 17 strategies outperforming their most relevant index last year, after fees, and ten of 15 strategies with a mutual fund finishing the year in the top quartile of their Morningstar peer group. Our Non-U.S. Small Mid Growth strategy just passed its first anniversary with outstanding performance. Our Developing World and Thematic strategies will pass their fifth and third anniversaries, respectively, in the middle of this year. And the efforts of our Sustainable Emerging Markets team are starting to bear fruit with two recent institutional fundings.

“Looking further ahead, we continue to expect significant change across the investment management industry. With all of the change, it is more important than ever that we know Who We Are and understand our edge. We are an investment management firm providing differentiated and high value-added investment opportunities to sophisticated clients. We are not, nor do we aspire to be, a scale player offering investment exposure and manufacturing products for asset gathering.

“We will continue to grow our business through value-added investment performance, compounding wealth for clients and extending the duration of relationships. We will seek the right clients on the right terms to generate net new flows where needed. Our fee rates will align with our performance and capacity to maintain our earnings power. By building our business on investment results and long duration relationships, we will increase the sustainability and value of our business. We look forward to generating results for all of our stakeholders in the decade ahead.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$121.0	$112.5	$96.2	$121.0	$96.2
Average	115.8	113.0	105.0	111.0	113.8

Consolidated Financial Results (GAAP)
Revenues	$208.4	$202.9	$191.5	$799.0	$828.6
Operating income	79.4	75.5	64.2	283.5	304.9
Operating margin	38.1%	37.2%	33.5%	35.5%	36.8%
Net income attributable to Artisan Partners Asset Management Inc.	$44.5	$41.3	$32.5	$156.5	$158.3
Basic and diluted earnings per share	0.76	0.71	0.57	2.65	2.84

Adjusted[1] Financial Results
Adjusted EBITDA[2]	$81.5	$77.5	$66.2	$292.0	$312.5
Adjusted net income	58.5	54.8	47.4	208.0	226.1
Adjusted net income per adjusted share	0.75	0.70	0.61	2.67	2.94

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

December 2019 Quarter Compared to September 2019 Quarter
AUM increased to $121.0 billion at December 31, 2019, an increase of 8%, compared to $112.5 billion at September 30, 2019, as a result of $9.5 billion of market appreciation partially offset by $0.9 billion of net client cash outflows. For the quarter, average AUM increased 2.5% to $115.8 billion.
Revenues of $208.4 million in the December 2019 quarter increased $5.5 million, or 3%, from $202.9 million in the September 2019 quarter, primarily due to higher average AUM.
Operating expenses of $129.0 million in the December 2019 quarter increased $1.6 million, or 1%, from $127.4 million in the September 2019 quarter, primarily as a result of higher incentive compensation expense due to increased revenues and increased travel costs, partially offset by lower equity-based compensation expense.
Operating margin increased to 38.1% in the December 2019 quarter from 37.2% in the September 2019 quarter.
Investment gains on seed investments contributed $4.1 million of investment income in the December 2019 quarter, compared to $0.9 million of investment income in the September 2019 quarter. These investment gains are net of income attributable to third party shareholders in consolidated investment products.
Provision for income taxes was higher in the December 2019 quarter because the September 2019 quarter included tax benefits related to the remeasurement of deferred tax assets. The adjusted tax rate was 24.1% for the year ended December 31, 2019, and is expected to be in the range of 24.5% to 25.0% in 2020.
GAAP net income was $44.5 million, or $0.76 per basic and diluted share, in the December 2019 quarter, compared to net income of $41.3 million, or $0.71 per basic and diluted share, in the September 2019 quarter. Adjusted net income was $58.5 million, or $0.75 per adjusted share, in the December 2019 quarter, compared to adjusted net income of $54.8 million, or $0.70 per adjusted share, in the September 2019 quarter.
December 2019 Quarter Compared to December 2018 Quarter
AUM at December 31, 2019 was $121.0 billion, up from $96.2 billion at December 31, 2018. The change in AUM over the period was due to $28.1 billion in market appreciation, partially offset by $3.3 billion of net client cash outflows. Average AUM for the December 2019 quarter was $115.8 billion, an increase of 10% from average AUM of $105.0 billion for the December 2018 quarter.
Revenues of $208.4 million in the December 2019 quarter increased $16.9 million, or 9%, from $191.5 million in the December 2018 quarter primarily due to higher average AUM.
Operating expenses of $129.0 million in the December 2019 quarter increased $1.7 million, or 1%, from $127.3 million in the December 2018 quarter, primarily as a result of higher incentive compensation expense, partially offset by lower equity-based compensation expense and onboarding costs incurred in the December 2018 quarter related to the Non-U.S. Small-Mid Growth strategy.
Operating margin was 38.1% for the December 2019 quarter compared to 33.5% for the December 2018 quarter.
Investment gains on seed investments contributed $4.1 million of investment income in the December 2019 quarter, compared to $2.7 million of losses in the December 2018 quarter.
GAAP net income was $44.5 million, or $0.76 per basic and diluted share, in the December 2019 quarter, compared to GAAP net income of $32.5 million, or $0.57 per basic and diluted share, in the December 2018 quarter. Adjusted net income was $58.5 million, or $0.75 per adjusted share, in the December 2019 quarter, compared to adjusted net income of $47.4 million, or $0.61 per adjusted share, in the December 2018 quarter.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Average AUM for the year ended December 31, 2019 was $111.0 billion, 2% lower than average AUM of $113.8 billion for the year ended December 31, 2018.
Revenues of $799.0 million for the year ended December 31, 2019 decreased $29.6 million, or 4%, from $828.6 million for the year ended December 31, 2018 primarily due to lower average AUM in 2019.
Operating expenses of $515.5 million for the year ended December 31, 2019 decreased $8.2 million, or 2%, from $523.7 million for the year ended December 31, 2018, primarily as a result of lower incentive compensation and third-party distribution expense due to decreased revenues, lower equity-based compensation expense and onboarding costs incurred in 2018 related to the Non-U.S. Small-Mid Growth strategy. These decreases were partially offset by increases in occupancy expense related to investment team relocations, higher compensation and benefits expenses on an increased number of full-time employees, and increased technology expenses.
Operating margin was 35.5% for the year ended December 31, 2019 compared to 36.8% for the year ended December 31, 2018.
Investment gains on seed investments contributed $9.9 million of investment income for the year ended December 31, 2019, compared to $1.1 million of investment income for the year ended December 31, 2018.
Provision for income taxes was lower for the year ended December 31, 2019 compared to the year ended December 31, 2018 due to the remeasurement of deferred tax assets in 2019 resulting from an increase in the Company's estimate of state income tax expense. The increase in deferred tax assets also resulted in an increase in amounts payable under the tax receivable agreements. The remeasurement of the assets and liabilities reduced the 2019 provision for income taxes by $23.0 million and increased non-operating expense by $19.6 million. The adjusted tax rate for 2019 increased from 23.5% to 24.1%.
GAAP net income was $156.5 million, or $2.65 per basic and diluted share, for the year ended December 31, 2019, compared to GAAP net income of $158.3 million, or $2.84 per basic and diluted share, for the year ended December 31, 2018. Adjusted net income was $208.0 million, or $2.67 per adjusted share for the year ended December 31, 2019, compared to adjusted net income of $226.1 million, or $2.94 per adjusted share, for the year ended December 31, 2018.
Capital Management & Balance Sheet
Cash and cash equivalents were $134.6 million at December 31, 2019, compared to $160.5 million at December 31, 2018. The Company paid a variable quarterly dividend of $0.65 per share of Class A common stock during the December 2019 quarter. The Company had total borrowings of $200.0 million at December 31, 2019 and December 31, 2018.
During the December 2019 quarter, limited partners of Artisan Partners Holdings exchanged 169,223 common units for 169,223 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 169,223 shares, or 0.3%.
Total stockholders’ equity was $138.5 million at December 31, 2019, compared to $140.5 million at December 31, 2018. The Company had 56.4 million Class A common shares outstanding at December 31, 2019.
The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6X at December 31, 2019.
On January 29, 2020, the Company's board of directors approved the grant of 919,455 restricted share-based awards to certain employees pursuant to the Company’s 2013 Omnibus Incentive Compensation Plan. The grant will be effective February 18, 2020.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.68 per share with respect to the December 2019 quarter and a special dividend of $0.60 per share. The combined amount, $1.28 per share of Class A common stock, will be paid on February 28, 2020 to shareholders of record as of the close of business on February 14, 2020. Based on our projections and subject to change, we expect some portion of the 2019 dividend payments to constitute a return of capital for tax purposes.
The variable quarterly dividend of $0.68 per share represents approximately 80% of the cash generated in the December 2019 quarter. Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on February 5, 2020 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10138030. A replay of the call will be available until February 12, 2020 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10138030. An audio replay will also be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 20, 2019. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a Composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the Composite. Fees may be higher for certain pooled vehicles, and the Composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Composite data shown for the Artisan High Income strategy is represented by a single account.
In this material, we report investment returns generated for our clients and assets generated in excess of benchmark returns. Assets are estimates of the amount in dollars by which Artisan's investment strategies have generated and outperformed or underperformed the return of their broad-based benchmarks. Excess returns are calculated by (i) multiplying a strategy's beginning-of-month AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the broad-based benchmark for the ensuing month and (ii) summing the monthly excess returns. First Generation strategies include: U.S. Small-Cap Growth, Non-U.S. Growth, U.S. Mid-Cap Growth, U.S. Small-Cap Value, U.S. Mid-Cap Value, Non-U.S. Small-Cap Growth, and Non-U.S. Value. Second Generation strategies include: Value Equity, Sustainable Emerging Markets, Global Opportunities, Global Value, Global Equity, and Global Small-Cap Growth. Third Generation strategies include: High Income, Developing World, Thematic, Credit Opportunities, Global Discovery, Thematic Long/Short, and Non-U.S. Small-Mid Growth.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.
Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$126.6	$123.9	$119.7	$484.9	$522.0
Separate accounts	81.8	78.8	71.2	309.5	303.6
Performance fees	—	0.2	0.6	4.6	3.0
Total revenues	208.4	202.9	191.5	799.0	828.6

Operating expenses
Compensation and benefits	99.9	99.8	98.5	400.5	413.2
Distribution, servicing and marketing	6.0	6.0	6.1	23.2	26.5
Occupancy	5.2	5.2	5.1	23.3	18.7
Communication and technology	10.0	9.8	10.0	39.5	37.2
General and administrative	7.9	6.6	7.6	29.0	28.1
Total operating expenses	129.0	127.4	127.3	515.5	523.7
Operating income	79.4	75.5	64.2	283.5	304.9
Interest expense	(2.8)	(2.7)	(2.7)	(11.1)	(11.2)
Net investment gain (loss) of consolidated investment products	5.0	0.7	(3.8)	10.1	5.7
Net gain (loss) on the tax receivable agreements	—	(19.6)	—	(19.6)	0.3
Other net investment gain (loss)	2.1	1.0	(0.4)	6.4	2.1
Total non-operating income (expense)	4.3	(20.6)	(6.9)	(14.2)	(3.1)
Income before income taxes	83.7	54.9	57.3	269.3	301.8
Provision for income taxes	14.2	(7.3)	9.1	27.8	47.6
Net income before noncontrolling interests	69.5	62.2	48.2	241.5	254.2
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	22.5	20.5	17.8	80.1	91.1
Less: Net income attributable to noncontrolling interests - consolidated investment products	2.5	0.4	(2.1)	4.9	4.8
Net income attributable to Artisan Partners Asset Management Inc.	$44.5	$41.3	$32.5	$156.5	$158.3

Basic and diluted earnings per share - Class A common shares	$0.76	$0.71	$0.57	$2.65	$2.84

Average shares outstanding
Class A common shares	51.7	51.4	49.6	51.1	48.9
Unvested restricted share-based awards	5.0	5.1	4.7	5.1	4.8
Total average shares outstanding	56.7	56.5	54.3	56.2	53.7

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$44.5	$41.3	$32.5	$156.5	$158.3
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	22.5	20.5	17.8	80.1	91.1
Add back: Provision for income taxes	14.2	(7.3)	9.1	27.8	47.6
Add back: Net (gain) loss on the tax receivable agreements	—	19.6	—	19.6	(0.3)
Add back: Net investment (gain) loss of investment products attributable to APAM	(4.1)	(0.9)	2.7	(9.9)	(1.1)
Less: Adjusted provision for income taxes	18.6	18.4	14.7	66.1	69.5
Adjusted net income (Non-GAAP)	$58.5	$54.8	$47.4	$208.0	$226.1

Average shares outstanding
Class A common shares	51.7	51.4	49.6	51.1	48.9

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.0	5.1	4.7	5.1	4.8
Artisan Partners Holdings LP units outstanding (non-controlling interest)	21.4	21.6	22.9	21.8	23.3
Adjusted shares	78.1	78.1	77.2	78.0	77.0

Basic and diluted earnings per share (GAAP)	$0.76	$0.71	$0.57	$2.65	$2.84
Adjusted net income per adjusted share (Non-GAAP)	$0.75	$0.70	$0.61	$2.67	$2.94

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$44.5	$41.3	$32.5	$156.5	$158.3
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	22.5	20.5	17.8	80.1	91.1
Add back: Net (gain) loss on the tax receivable agreements	—	19.6	—	19.6	(0.3)
Add back: Net investment (gain) loss of investment products attributable to APAM	(4.1)	(0.9)	2.7	(9.9)	(1.1)
Add back: Interest expense	2.8	2.7	2.7	11.1	11.2
Add back: Provision for income taxes	14.2	(7.3)	9.1	27.8	47.6
Add back: Depreciation and amortization	1.6	1.6	1.4	6.8	5.7
Adjusted EBITDA (Non-GAAP)	$81.5	$77.5	$66.2	$292.0	$312.5

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) net investment gain (loss) of investment products, and (3) the remeasurement of deferred taxes. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) net investment gain (loss) of investment products, and (3) the remeasurement of deferred taxes. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.1% and 23.5% for the 2019 and 2018 periods, respectively. The year-to-date impact of the change in the 2019 adjusted tax rate during the September 2019 quarter from 23.5% to 24.1% is reflected in adjusted net income for the three months ended September 30, 2019 (which resulted in an adjusted tax rate of 25.1% for the September 2019 quarter). The Company currently expects the 2020 adjusted tax rate to be in the range of 24.5% to 25.0%.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s seed investments, in both consolidated investment products and unconsolidated investment products. Excluding these non-operating market gains or losses on seed investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$134.6	$160.5
Accounts receivable	81.9	67.7
Investment securities	23.9	18.1
Deferred tax assets	435.9	429.1
Assets of consolidated investment products	117.4	86.2
Operating lease assets	87.2	—
Other	52.7	43.4
Total assets	$933.6	$805.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$36.1	$39.9
Borrowings	199.1	199.3
Operating lease liabilities	101.2	—
Amounts payable under tax receivable agreements	375.3	369.4
Liabilities of consolidated investment products	40.3	21.6
Total liabilities	752.0	630.2

Redeemable noncontrolling interests	43.1	34.3
Total stockholders’ equity	138.5	140.5
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$933.6	$805.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	December 31,	September 30,	December 31,	September 30,	December 31,
	2019	2019	2018	2019	2018

Beginning assets under management	$112,492	$113,843	$116,573	(1.2)%	(3.5)%
Gross client cash inflows	3,978	4,201	4,938	(5.3)%	(19.4)%
Gross client cash outflows	(4,923)	(4,928)	(9,870)	0.1%	50.1%
Net client cash flows	(945)	(727)	(4,932)	(30.0)%	80.8%
Market appreciation / depreciation	9,469	(624)	(15,417)	1,617.5%	161.4%
Ending assets under management	$121,016	$112,492	$96,224	7.6%	25.8%
Average assets under management	$115,800	$113,027	$104,962	2.5%	10.3%

	For the Years Ended			% Change from
	December 31,	December 31,		December 31,
	2019	2018		2018

Beginning assets under management	$96,224	$115,494		(16.7)%
Gross client cash inflows	17,594	18,693		(5.9)%
Gross client cash outflows	(20,882)	(26,112)		20.0%
Net client cash flows	(3,288)	(7,419)		55.7%
Market appreciation / depreciation	28,080	(11,851)		336.9%
Ending assets under management	$121,016	$96,224		25.8%
Average assets under management	$111,023	$113,769		(2.4)%

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team[2]										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[3]	Total
December 31, 2019
Beginning assets under management	$32,354	$26,236	$6,979	$20,394	$18,207	$211	$3,843	$2,778	$1,490	$112,492	$53,403	$59,089	$112,492
Gross client cash inflows	929	770	246	600	604	2	299	305	223	3,978	2,888	1,090	3,978
Gross client cash outflows	(1,338)	(1,272)	(301)	(893)	(586)	(2)	(405)	(88)	(38)	(4,923)	(3,335)	(1,588)	(4,923)
Net client cash flows	(409)	(502)	(55)	(293)	18	—	(106)	217	185	(945)	(447)	(498)	(945)
Market appreciation / depreciation	2,848	2,126	478	1,899	1,482	23	113	379	121	9,469	4,425	5,044	9,469
Net Transfers[1]	—	—	—	—	—	—	—	—	—	—	(93)	93	—
Ending assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Average assets under management	$33,264	$26,929	$7,172	$20,988	$18,814	$222	$3,744	$3,025	$1,642	$115,800	$54,789	$61,011	$115,800

September 30, 2019
Beginning assets under management	$33,018	$26,592	$7,180	$20,178	$18,863	$202	$3,735	$2,839	$1,236	$113,843	$54,095	$59,748	$113,843
Gross client cash inflows	1,041	716	117	1,015	283	19	531	222	257	4,201	3,109	1,092	4,201
Gross client cash outflows	(1,281)	(1,153)	(331)	(682)	(795)	(4)	(485)	(157)	(40)	(4,928)	(3,356)	(1,572)	(4,928)
Net client cash flows	(240)	(437)	(214)	333	(512)	15	46	65	217	(727)	(247)	(480)	(727)
Market appreciation / depreciation	(424)	81	13	(117)	(144)	(6)	62	(126)	37	(624)	(404)	(220)	(624)
Net transfers[1]	—	—	—	—	—	—	—	—	—	—	(41)	41	—
Ending assets under management	$32,354	$26,236	$6,979	$20,394	$18,207	$211	$3,843	$2,778	$1,490	$112,492	$53,403	$59,089	$112,492
Average assets under management	$33,152	$26,348	$7,007	$19,982	$18,291	$199	$3,851	2,820	1,377	$113,027	$53,796	$59,231	$113,027

December 31, 2018
Beginning assets under management	$32,789	$27,902	$8,364	$21,189	$20,249	$193	$3,291	$2,282	$314	$116,573	$57,916	$58,657	$116,573
Gross client cash inflows	1,249	912	175	1,408	449	5	238	160	342	4,938	3,787	1,151	4,938
Gross client cash outflows	(2,329)	(2,718)	(587)	(2,485)	(861)	(7)	(499)	(365)	(19)	(9,870)	(7,749)	(2,121)	(9,870)
Net client cash flows	(1,080)	(1,806)	(412)	(1,077)	(412)	(2)	(261)	(205)	323	(4,932)	(3,962)	(970)	(4,932)
Market appreciation / depreciation	(5,458)	(3,129)	(1,375)	(2,431)	(2,724)	(12)	(170)	(84)	(34)	(15,417)	(7,216)	(8,201)	(15,417)
Net transfers[1]	—	—	—	—	—	—	—	—	—	—	(84)	84	—
Ending assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Average assets under management	$28,734	$25,028	$7,463	$19,166	$18,585	$183	$3,156	$2,152	$494	$104,962	$51,829	$53,133	$104,962

______________________________________
1 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
2 Effective October 1, 2018, the Global Value Team became two distinct and autonomous investment teams, the International Value Team and Global Value Team. For comparability purposes, historical assets under management for both teams are presented as though they were distinct teams prior to October 1, 2018.
3 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Years Ended	By Investment Team[2]										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[3]	Total
December 31, 2019
Beginning assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Gross client cash inflows	4,207	3,557	644	3,607	1,412	29	1,791	1,305	1,042	17,594	12,545	5,049	17,594
Gross client cash outflows	(5,385)	(5,347)	(1,468)	(3,673)	(2,814)	(14)	(1,250)	(780)	(151)	(20,882)	(14,541)	(6,341)	(20,882)
Net client cash flows	(1,178)	(1,790)	(824)	(66)	(1,402)	15	541	525	891	(3,288)	(1,996)	(1,292)	(3,288)
Market appreciation / depreciation	9,720	6,683	1,649	4,385	3,996	40	449	856	302	28,080	13,003	15,077	28,080
Net transfers[1]	—	—	—	—	—	—	—	—	—	—	(373)	373	—
Ending assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Average assets under management	$31,861	$25,744	$7,113	$20,072	$18,559	$203	$3,586	$2,634	$1,251	$111,023	$52,974	$58,049	$111,023

December 31, 2018
Beginning assets under management	$30,628	$29,235	$8,765	$21,757	$19,930	$282	$2,554	$2,253	$90	$115,494	$57,349	$58,145	$115,494
Gross client cash inflows	5,121	3,466	1,027	3,758	2,405	28	1,443	893	552	18,693	13,863	4,830	18,693
Gross client cash outflows	(7,967)	(7,044)	(2,177)	(4,434)	(2,540)	(97)	(1,079)	(742)	(32)	(26,112)	(18,155)	(7,957)	(26,112)
Net client cash flows	(2,846)	(3,578)	(1,150)	(676)	(135)	(69)	364	151	520	(7,419)	(4,292)	(3,127)	(7,419)
Market appreciation / depreciation	(1,531)	(2,690)	(1,038)	(3,400)	(2,682)	(34)	(58)	(411)	(7)	(11,851)	(6,065)	(5,786)	(11,851)
Net transfers[1]	—	—	—	—	—	—	—	—	—	—	(338)	338	—
Ending assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Average assets under management	$30,967	$27,908	$8,207	$20,962	$19,909	$237	$2,945	$2,379	$255	$113,769	$56,792	$56,978	$113,769

______________________________________
1 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
2 Effective October 1, 2018, the Global Value Team became two distinct and autonomous investment teams, the International Value Team and Global Value Team. For comparability purposes, historical assets under management for both teams are presented as though they were distinct teams prior to October 1, 2018.
3 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of December 31, 2019
(unaudited)

	Composite Inception	Strategy AUM	Average Annual Total Returns (Gross)					Average Annual Value-Added[2] Since Inception (bps)
Investment Team and Strategy	Date	(in $MM)	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$19,193	37.01%	18.75%	14.03%	15.07%	11.20%	570
MSCI All Country World Index			26.60%	12.44%	8.40%	8.78%	5.50%
Global Discovery Strategy	9/1/2017	$813	44.29%	---	---	---	18.97%	947
MSCI All Country World Index			26.60%	---	---	---	9.50%
U.S. Mid-Cap Growth Strategy	4/1/1997	$11,122	39.78%	18.36%	11.45%	15.11%	15.20%	480
Russell® Midcap Index			30.54%	12.06%	9.33%	13.19%	10.40%
Russell® Midcap Growth Index			35.47%	17.36%	11.60%	14.23%	9.65%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,665	41.90%	23.56%	15.42%	16.70%	11.38%	214
Russell® 2000 Index			25.52%	8.59%	8.22%	11.82%	9.24%
Russell® 2000 Growth Index			28.48%	12.49%	9.33%	13.00%	7.97%
Global Equity Team
Global Equity Strategy	4/1/2010	$1,922	32.84%	20.20%	12.04%	---	13.34%	467
MSCI All Country World Index			26.60%	12.44%	8.40%	---	8.67%
Non-U.S. Growth Strategy	1/1/1996	$23,675	30.73%	16.05%	6.71%	8.43%	10.37%	547
MSCI EAFE Index			22.01%	9.56%	5.67%	5.50%	4.90%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$2,263	38.37%	---	---	---	38.37%	1,601
MSCI ACWI ex USA Small Mid Cap Index			22.36%	---	---	---	22.36%
U.S. Value Team
Value Equity Strategy	7/1/2005	$3,016	31.39%	9.86%	9.62%	11.34%	8.64%	(79)
Russell® 1000 Index			31.43%	15.05%	11.48%	13.53%	9.43%
Russell® 1000 Value Index			26.54%	9.68%	8.28%	11.79%	7.76%
U.S. Mid-Cap Value Strategy	4/1/1999	$4,386	24.77%	7.45%	6.99%	10.76%	12.61%	304
Russell® Midcap Index			30.54%	12.06%	9.33%	13.19%	9.57%
Russell® Midcap Value Index			27.06%	8.10%	7.61%	12.41%	9.74%
International Value Team
Non-U.S. Value Strategy	7/1/2002	$22,000	25.66%	10.34%	7.27%	10.25%	11.90%	564
MSCI EAFE Index			22.01%	9.56%	5.67%	5.50%	6.26%
Global Value Team
Global Value Strategy	7/1/2007	$19,707	25.41%	10.86%	8.28%	11.93%	8.69%	372
MSCI All Country World Index			26.60%	12.44%	8.40%	8.78%	4.98%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$234	22.03%	13.91%	9.02%	4.19%	6.20%	72
MSCI Emerging Markets Index			18.42%	11.57%	5.61%	3.68%	5.48%
Credit Team
High Income Strategy	4/1/2014	$3,783	15.09%	7.89%	8.19%	---	7.55%	233
ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index			14.41%	6.32%	6.13%	---	5.22%
Developing World Team
Developing World Strategy	7/1/2015	$3,374	43.40%	18.82%	---	---	12.11%	655
MSCI Emerging Markets Index			18.42%	11.57%	---	---	5.56%
Thematic Team
Thematic Strategy	5/1/2017	$1,235	34.10%	---	---	---	28.20%	1,389
S&P 500 Index			31.49%	---	---	---	14.31%
Other Assets Under Management[3]		$628

Total Assets Under Management		$121,016
_______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 11% of our assets under management at December 31, 2019, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the broad-based market index most commonly used by our clients to compare the performance of the relevant strategy. Value-added for periods less than one year is not annualized. The Artisan High Income Strategy may hold loans and other security types that may not be included in the ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance. The Thematic strategy's investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.

3 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.